Exhibit 99.1

FOR IMMEDIATE RELEASE

TIPTREE FINANCIAL INC. REPORTS FULL YEAR 2015 FINANCIAL RESULTS

•	Tiptree Financial Inc. GAAP net income of $5.8 million for 2015.

•	Tiptree Operating Company, LLC GAAP net income of $8.8 million for 2015.

•	Tiptree Operating Company, LLC total Adjusted EBITDA of $58.4 million for 2015.

•	Declared dividend of $0.025 per share to Class A stockholders of record on March 25, 2016 with a payment date of April 1, 2016.

•	GAAP book value of $8.96 per Class A common share and $8.61 per share of Tiptree Operating Company, LLC as of December 31, 2015.

New York, New York - March 15, 2016- Tiptree Financial Inc. (NASDAQ:TIPT) (“Tiptree Financial”), a diversified holding company which operates in the insurance and insurance services, specialty finance, asset management and real estate industries, today announced its financial results for the year ended December 31, 2015. This release reports both the results of Tiptree Operating Company, LLC (“Tiptree” or the “Company”) and the results available to Tiptree Financial’s Class A stockholders.

2015 Highlights

•	Fortegra Financial Corporation (“Fortegra”) contributed $29.8 million in pre-tax earnings to consolidated results for 2015.

•
Completed the sale of Philadelphia Financial Group, Inc. (“PFG”) for $142.8 million of proceeds to Tiptree and two future payments over the two years following closing totaling approximately $7.3 million.

•	Completed the acquisition of Reliance First Capital, LLC (“Reliance”) for $7.5 million and 1,625,000 shares of Class A common stock and an earn out of up to 2 million shares of Class A common stock.

•	Care acquired 11 seniors housing communities for $84.9 million.

•
During 2015, the Company made principal investments in pools of non-performing residential mortgage loans securing single family properties (“NPLs”) of approximately $39.7 million. In the first quarter of 2016, the Company purchased an additional $8.0 million in NPLs, bringing the Company’s total investment in NPLs to $47.7 million.

•
Invested an aggregate of $70.0 million in both Telos 2016-7, Ltd. (“Telos 7”), which entered into a warehouse credit facility in anticipation of launching a new CLO, and in a Telos managed credit opportunity strategy which involves the leveraged purchase of commercial loans.

•	Returned $7.3 million to Class A stockholders through dividends of $3.3 million and stock repurchases of $4.0 million.

2015 Financial Overview
Consolidated Results
The Company had a net loss before taxes from continuing operations of $12.4 million for the year ended December 31, 2015, which was a decrease of $13.2 million from 2014. The key drivers of pretax results from continuing operations were higher depreciation and amortization from new investments in real estate at Care, realized and unrealized losses on CLO subordinated note investments of $25.9 million, lower distributions received on CLO subordinated notes due to sales of CLO subordinated notes in the second quarter of 2015, and higher corporate expenses associated with our effort to improve our controls and financial reporting infrastructure offset in part by improved profitability from the addition of Fortegra, growth in specialty finance volumes and margins, and increased rental income in our real estate operations. In addition, in the year ended December 31, 2014, there was a one-time gain of $7.9 million from the repayment of the Westside Loan, which impacted the year over year comparison.

For the year ended December 31, 2015, the Company reported Adjusted EBITDA from continuing operations of $25.9 million, an increase of $1.8 million from the year earlier. The key drivers of the change in Adjusted EBITDA were the same as those which impacted our pretax income from continuing operations. The smaller decline versus that reported for pretax income from continuing operations was primarily driven by the elimination of the period over period changes attributable to increased depreciation and amortization at our real estate segment and the purchase accounting impacts at Fortegra.

The Company reported total Adjusted EBITDA for the year ended December 31, 2015 of $58.4 million, a decrease of $0.5 million from the year ended December 31, 2014. The primary drivers of the decrease in this metric were the same factors that impacted Adjusted EBITDA from continuing operations combined with the positive impact of the gain on sale from our sale of PFG, partially offset by the loss of income from discontinued operations in the second half of the year.

Management believes that Adjusted EBITDA provides a supplementary metric to enhance investors’ understanding of the on-going earnings potential of the Company’s businesses and an indication of the Company’s ability to generate additional funds for re-investment in the combined businesses. As adjusted EBITDA is a Non-GAAP measure, it should be reviewed in conjunction with the Company’s GAAP results. See “Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA” below for further information relating to the Company’s adjusted EBITDA measure, including a reconciliation to GAAP net income.

Segment Results
Insurance and Insurance Services segment

The Company’s insurance and insurance services segment is comprised of its wholly-owned Fortegra subsidiary, which was acquired in December 2014. Prior year results in this segment have been reclassified to discontinued operations due to the sale of PFG. Comparisons to Fortegra’s prior year operating results refer to Fortegra’s unaudited pro forma financial information for the year ended December 31, 2014, without taking into account the effects of purchase price accounting adjustments giving effect to the push-down accounting treatment of the acquisition. These adjustments include setting deferred cost assets to a fair value of zero, modifying deferred revenue liabilities to their respective fair values, and recording a substantial intangible asset representing the value of the business acquired. The application of push-down accounting creates a modest impact to net income, but significantly impacts individual assets, liabilities, revenues, and expenses. See “Non-GAAP Financial Measures - Fortegra pro forma” below for further information.

Insurance and insurance services segment pre-tax income was $29.8 million in the year ended December 31, 2015, an increase over the prior year operating results. The primary drivers of the improvement in year-over-year results was a reduction in total operating expenses, primarily in payroll and other operating expenses, partially offset by a reductions in revenues driven by competition in the warranty segment.

Net revenues, which is a Non-GAAP measure, were $135.6 million for the year ended December 31, 2015. Adjusted for the impact of purchase accounting, net revenues were $113.4 million for the year ended December 31, 2015, down slightly from 2014. While net revenues for cell phone warranty contracts have been dampened by competitive pressures, slowing growth in that area has been more than offset by combined growth in the sale of credit life insurance, warranty and specialty insurance products in the auto sector and for other consumer durables. See “Non-GAAP Financial Measures - Net revenues” below for a reconciliation to GAAP total revenue.

Credit protection net revenues for the year ended December 31, 2015 were $64.7 million, higher than the previous year operating results. Cell phone warranty products for the year ended December 31, 2015 were $33.2 million, down approximately the same amount as credit protections net revenue were up from the prior year operating results. Improvement in specialty products helped close the gap in net revenues for the year ended December 31, 2015 due to the competitive pressures in the cellphone warranty business. Specialty products net revenue for the year ended December 31, 2015 was $5.5 million, up significantly from the prior year operating results. Credit protection products and specialty products continue to provide opportunities for growth through a combination of expanded product offerings, new clients and geographic expansion in the latter case. See “Non-GAAP Financial Measures - Net revenues” below for a reconciliation to GAAP total revenue.

Operating expenses in the insurance and insurance services segment are composed of payroll and employee commissions, interest expense, professional fees, depreciation and amortization expenses and other expenses. Segment operating expenses in the year ended December 31, 2015 were $105.9 million, a meaningful increase from the previous year costs. The primary driver of the year over year increase in costs was attributable to higher depreciation and amortization expense as a result of the purchase accounting impact on the amortization of the fair value attributed to the insurance policies and contracts acquired of $19.3 million for the year ended December 31, 2015. The purchase accounting expense was partially offset by cost reduction efforts throughout 2015.

Insurance and insurance services segment adjusted EBITDA was $41.1 million for the year ended December 31, 2015. The key drivers of Adjusted EBITDA year over year growth was higher credit insurance and specialty products revenues and lower operating expenses, adjusted for the impact of purchase accounting effects, partially offset by lower warranty revenues driven by competition in the cell phone warranty business. See “Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA” below for a reconciliation to GAAP net income.

Specialty Finance segment

Specialty finance segment pre-tax income was $6.3 million for 2015, compared with a net loss of $2.0 million for 2014. The key drivers of the increase were higher loan volume, including the impact from the acquisition of Reliance.

Segment revenues were $55.0 million for 2015, compared with $15.2 million for 2014, an increase of $39.8 million or 262%. Segment expenses were $48.7 million in 2015, compared with $17.2 million in 2014, an increase of $31.5 million or 183%. Higher revenues more than offset higher expenses resulting in improving operating margins, driven by the scalability of our lending business.

The specialty finance segment benefited from an improving US economy. The key drivers of the increase were due to higher volume and higher margins in our mortgage origination business, including the impact from the acquisition of Reliance and improved volume at Luxury. The improvement in margins was the result of Reliance’s focus on FHA/VA and agency production, which are higher margin products compared to jumbo mortgages. The improvement in Siena’s results were primarily the result of increased loan originations, higher utilization rates of facilities by borrowers and higher fee income. The combination produced average earning assets of $56.0 million for the year ended December 31, 2015, compared with $29.3 million for 2014, an increase of 91%.

Specialty finance segment Adjusted EBITDA was $5.9 million for the year ended December 31, 2015 compared to a loss of $1.5 million in the prior year period. Improvement in Adjusted EBITDA was driven by the increased volume, higher revenue margins, and the benefit of scale and improved income margins as described above. See “Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA” below for further information relating to the Company’s adjusted EBITDA measure, including a reconciliation to GAAP net income.

Real Estate segment

Care had a pre-tax net loss of $9.5 million for 2015, compared with pre-tax net income of $3.2 million in 2014. In 2014, Care recorded a gain of approximately $7.9 million on the repayment in full to Care of a loan that was secured by real property (the “Westside Loan”). Care did not have a similar gain in 2015. Additionally, Care made significant investments in senior housing properties during the second half of 2014 and the first quarter of 2015. The increase in the number of properties generated higher rental and other income in 2015 compared with 2014, however the Company also incurred additional depreciation, amortization and interest expenses as a consequence of the growth in Care’s property portfolio.

Care had Adjusted EBITDA of $6.6 million for 2015 compared to $10.4 million in 2014 primarily due to the one-time December 2014 repayment to Care of the Westside Loan. See “Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA” below for a reconciliation to GAAP net income.

Asset Management

Pre-tax net income for the asset management segment was $5.4 million for 2015, compared with pre-tax net income of $6.2 million for 2014, a decrease of $0.8 million. The principal reason for the decline was the reduction in CLO management fees, driven by a combination of amortized AUM in our older CLOs which have passed their reinvestment periods and lower fees as described below.

Asset management segment adjusted EBITDA was $5.4 million for the year ended December 31, 2015 compared to $6.2 million for the prior year period. See “Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA” below for a reconciliation to GAAP net income.

Net Income attributable to CLOs managed by the Company

Including the net income from our deconsolidated CLOs, pre-tax net loss from the Company’s CLOs was $720 thousand for 2015, compared with pre-tax net income of $19.5 million in 2014. The primary driver of the decline in 2015 were $17.9 million of higher realized and unrealized losses incurred on the Company’s holdings of CLO subordinated notes. The lower management fees were due to the runoff of Telos 1 and Telos 2, which are past their reinvestment period, and lower fees on later CLOs. The Company realized GAAP losses from the sale of its subordinated notes issued by Telos 2 and Telos 4 during 2015, which generated net cash proceeds of $39.7 million and tax losses of approximately $12.5 million. The unrealized loss in 2015 was due to the mark-to-market write-down in our retained CLO subordinated note holdings. The lower distributions from the subordinated notes in 2015 compared to the prior year is primarily due to our sales of CLO subordinated notes in 2015. See “Non-GAAP Financial Measures - CLO Net Income” below for a reconciliation to GAAP net income.

Corporate and Other

The Company’s corporate and other segment incorporates revenues from the Company’s investments in CLOs and tax exempt securities, income from the Company’s credit investment portfolio and net gains or losses from the Company’s corporate finance activity, including the interest rate and credit derivative risk mitigation transactions. Segment expenses include interest expense on the Fortress credit facility and head office payroll and other expenses.

Pre-tax loss from the corporate and other segment for the year ended December 31, 2015 was $44.3 million compared to $3.4 million for the prior year period. The primary driver of the loss for the year ended 2015 was realized and unrealized net losses on CLO subordinated notes, a $6.5 million separation payment for a former executive and increased corporate payroll and other expenses as the Company expanded its staff and other professional support as a result of its efforts to improve reporting and controls infrastructure.

Earnings Conference Call
Tiptree Financial will host a conference call on Wednesday, March 16, 2016 at 10:00 a.m. Eastern Time to discuss its full year 2015 financial results. A copy of our investor presentation for 2015, to be used during the conference call, as well as this press release, will be available in the Investor Relations section of the Company’s website, located at www.tiptreefinancial.com.

The conference call will be available via live or archived webcast at http://www.investors.tiptreefinancial.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the telephone conference call, please dial 1-877-407-4018 (domestic) or 1-201-689-8471 (international). Please dial in at least five minutes prior to the start time.
A replay of the call will be available from Wednesday, March 16, 2016 at 1:00 p.m. Eastern Time, until midnight Eastern on Wednesday, March 23, 2016. To listen to the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international), Passcode: 13631467.

About Tiptree
Tiptree is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, currently has subsidiaries that operate in five industries:

insurance and insurance services, specialty finance, asset management and real estate. Tiptree’s principal investments are included in a corporate and others segment.

Tiptree Financial operates its business through Tiptree Operating Company, LLC, which, as of December 31, 2015 was owned 81% by Tiptree Financial and 19% by Tiptree Financial Partners, L.P. (“TFP”). Effective January 1, 2016, Tiptree Financial, TFP and the Company created a consolidated group among themselves and several of the Company’s subsidiaries for U.S. federal income tax purposes, with Tiptree Financial being the parent company. In connection with the creation of the consolidated group, TFP and the Company elected to be treated as corporations for U.S. federal income tax purposes, and Tiptree Financial contributed its 28% interest in the Company to TFP in exchange for 4,307,023 additional common units of TFP. As a result of these steps, effective January 1, 2016, Tiptree Financial directly owns 81.29% of TFP and TFP directly owns 100% of the Company.

Forward-Looking Statements
This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “target,” “will,” or similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions. The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, and as described in the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this release. The factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could affect our forward-looking statements. Consequently, our actual performance could be materially different from the results described or anticipated by our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statements.

Tiptree Financial Inc.	As of
Consolidated Balance Sheets (GAAP) (unaudited, in thousands except per share amounts)	December 31, 2015	December 31, 2014
Cash and cash equivalents	$69,400	$52,987
Restricted cash	18,778	6,812
Securities, available for sale (cost or amortized cost: $185,046 at December 31, 2015 and $171,679 at December 31, 2014)	184,703	171,128
Loans, at fair value	273,559	2,601
Loans owned, at amortized cost, net	52,531	36,095
Mortgage loans held for sale, at fair value (pledged as collateral: $112,743 at December 31, 2015 and $28,049 at December 31, 2014)	120,836	28,661
Notes receivable, net	21,696	21,916
Accounts and premiums receivable, net	57,056	39,666
Reinsurance receivables	352,926	264,776
Deferred acquisition costs	57,858	8,616
Real estate, net	203,961	131,308
Goodwill and intangible assets, net	186,107	212,152
Other receivables	62,247	36,428
Other assets	110,758	83,869
Assets of consolidated CLOs	728,812	1,978,094
Assets held for sale	—	5,129,745
Total assets	$2,501,228	$8,204,854
Liabilities and Stockholders’ Equity
Liabilities
Debt, net	673,210	363,199
Unearned premiums	389,699	299,826
Policy liabilities and unpaid claims	80,663	63,365
Deferred revenue	63,081	45,393
Reinsurance payables	65,840	19,717
Commissions payable	14,866	12,983
Deferred tax liabilities	22,699	45,925
Other liabilities and accrued expenses	94,420	68,547
Liabilities of consolidated CLOs	698,316	1,877,377
Liabilities held for sale and discontinued operations	740	5,006,901
Total liabilities	$2,103,534	$7,803,233
Stockholders’ Equity
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued or outstanding	$—	$—
Common stock - Class A: $0.001 par value, 200,000,000 shares authorized, 34,899,833 and 31,830,174 shares issued and outstanding respectively	35	32
Common stock - Class B: $0.001 par value, 50,000,000 shares authorized, 8,049,029 and 9,770,367 shares issued and outstanding respectively	8	10
Additional paid-in capital	297,063	271,090
Accumulated other comprehensive (loss), net of tax	(111)	(49)
Retained earnings	15,845	13,379
Total stockholders’ equity to Tiptree Financial Inc.	312,840	284,462
Non-controlling interests (including $69,278 and $90,144 attributable to Tiptree Financial Partners, L.P., respectively)	84,854	117,159
Total stockholders’ equity	397,694	401,621
Total liabilities and stockholders’ equity	$2,501,228	$8,204,854

Book Value Per Share - Tiptree Financial Inc.	December 31, 2015	December 31, 2014
Total stockholders’ equity of Tiptree Financial Inc.	$312,840	$284,462
Class A common stock outstanding	34,900	31,830
Class A book value per common share (1)	$8.96	$8.94
Note: (1) See “—Tiptree Financial Inc. and the Company Book Value Per Share” below for further discussion of book value per common share.

Tiptree Financial Inc.
Consolidated Statements of Operations (GAAP)

(Unaudited, in thousands, except share and per share data)	Year Ended December 31,
	2015	2014
Revenues:
Net realized and unrealized (losses) gains	$(1,282)	$7,355
Interest income	19,930	14,845
Service and administrative fees	106,525	8,657
Ceding commissions	43,217	3,737
Earned premiums, net	166,265	12,827
Gain on sale of loans held for sale, net	33,849	7,154
Loan fee income	9,373	3,736
Rental revenue	43,065	19,747
Other income	19,174	2,255
Total revenues	440,116	80,313

Expenses:
Interest expense	23,491	12,541
Payroll and employee commissions	107,810	32,540
Commission expense	105,751	4,287
Member benefit claims	29,744	2,676
Net losses and loss adjustment expense	56,568	3,153
Professional fees	22,529	10,502
Depreciation and amortization	45,124	11,945
Acquisition and transaction costs	1,859	6,121
Other expenses	52,790	15,285
Total expenses	445,666	99,050

Results of consolidated CLOs:
Income attributable to consolidated CLOs	23,613	64,681
Expenses attributable to consolidated CLOs	30,502	45,156
Net (loss) income attributable to consolidated CLOs	(6,889)	19,525
(Loss) income before taxes from continuing operations	(12,439)	788
Less: provision for income taxes	1,377	4,141
(Loss) from continuing operations	(13,816)	(3,353)

Discontinued operations:
Income from discontinued operations, net	6,999	7,937
Gain on sale of discontinued operations, net	15,619	—
Discontinued operations, net	22,618	7,937
Net income before non-controlling interests	8,802	4,584
Less: net income attributable to non-controlling interests - Tiptree Financial Partners, L.P.	2,630	6,790
Less: net income attributable to non-controlling interests - Other	393	(496)
Net income (loss) available to common stockholders	$5,779	$(1,710)

Net (loss) income per Class A common share:
Basic, continuing operations, net	$(0.26)	$(0.31)
Basic, discontinued operations, net	0.43	0.21
Basic earnings per share	0.17	(0.10)

Diluted, continuing operations, net	(0.26)	(0.31)
Diluted, discontinued operations, net	0.43	0.21
Diluted earnings per share	$0.17	$(0.10)

Weighted average number of Class A common shares:
Basic	33,202,681	16,771,980
Diluted	33,202,681	16,771,980

Tiptree Financial Inc.
Segment Statements of Operations
(Unaudited, in thousands)

	Year ended December 31, 2015
	Insurance and insurance services	Specialty finance	Real estate	Asset management	Corporate and other	Total
Net realized and unrealized (losses) gains	$(58)	$(178)	$(194)	$—	$(1,743)	$(2,173)
Net realized and unrealized gains on mortgage pipeline and associated hedging instruments	—	891	—	—	—	891
Interest income	5,113	8,336	95	—	6,386	19,930
Service and administrative fees	106,525	—	—	—	—	106,525
Ceding commissions	43,217	—	—	—	—	43,217
Earned premiums, net	166,265	—	—	—	—	166,265
Gain on sale of loans held for sale, net	—	33,849	—	—	—	33,849
Loan fee income	—	9,373	—	—	—	9,373
Rental revenue	—	—	43,065	—	—	43,065
Other income	6,642	2,728	3,162	6,524	118	19,174
Total revenue	327,704	54,999	46,128	6,524	4,761	440,116

Interest expense	6,135	3,558	6,796	—	7,002	23,491
Payroll and employee commissions	38,786	31,633	18,479	4,687	14,225	107,810
Commission expense	105,751	—	—	—	—	105,751
Member benefit claims	29,744	—	—	—	—	29,744
Net losses and loss adjustment expense	56,568	—	—	—	—	56,568
Depreciation and amortization expense	29,673	760	14,546	—	145	45,124
Other expenses	31,269	12,783	15,842	573	16,711	77,178
Total expense	297,926	48,734	55,663	5,260	38,083	445,666
Net income attributable to consolidated CLOs	—	—	—	4,131	(11,020)	(6,889)
Pre-tax income (loss)	$29,778	$6,265	$(9,535)	$5,395	$(44,342)	$(12,439)
Less: provision for income taxes						1,377
Discontinued operations, net						22,618
Net income before non-controlling interests						$8,802
Less: net income attributable to non-controlling interests from continuing operations and discontinued operations - Tiptree Financial Partners, L.P.						2,630
Less: net income attributable to non-controlling interests from continuing operations and discontinued operations - Other						393
Net income available to common stockholders						$5,779

Segment Assets as of December 31, 2015
Segment assets	$931,073	$208,840	$235,636	$2,451	$394,416	$1,772,416
Assets of consolidated CLOs						728,812
Assets held for sale						—
Total assets						$2,501,228

Tiptree Financial Inc.
Segment Statements of Operations
(Unaudited, in thousands)

	Year ended December 31, 2014
	Insurance and insurance services	Specialty finance	Real estate	Asset management	Corporate and other	Total
Net realized and unrealized gains (losses) on investments	$5	$244	$7,006	$—	$(320)	$6,935
Net realized and unrealized gains on mortgage pipeline and associated hedging instruments	—	420	—	—	—	420
Interest income	196	3,611	1,529	—	9,509	14,845
Service and administrative fees	8,657	—	—	—	—	8,657
Ceding commissions	3,737	—	—	—	—	3,737
Earned premiums, net	12,827	—	—	—	—	12,827
Gain on sale of loans held for sale, net	—	7,154	—	—	—	7,154
Loan fee income	—	3,736	—	—	—	3,736
Rental revenue	—	52	19,695	—	—	19,747
Other income	753	6	1,051	278	167	2,255
Total revenue	26,175	15,223	29,281	278	9,356	80,313

Interest expense	637	1,530	4,111	—	6,263	12,541
Payroll and employee commissions	3,483	10,690	8,056	5,117	5,194	32,540
Commission expense	4,287	—	—	—	—	4,287
Member benefit claims	2,676	—	—	—	—	2,676
Net losses and loss adjustment expenses	3,153	—	—	—	—	3,153
Depreciation and amortization expenses	4,265	499	7,181	—	—	11,945
Other expenses	10,845	4,466	6,762	774	9,061	31,908
Total expense	29,346	17,185	26,110	5,891	20,518	99,050
Net income attributable to consolidated CLOs	—	—	—	11,770	7,755	19,525
Pre-tax income (loss)	$(3,171)	$(1,962)	$3,171	$6,157	$(3,407)	$788
Less: Provision (benefit) for income taxes						4,141
Discontinued operations						7,937
Net income before non-controlling interests						$4,584
Less: net income attributable to non-controlling interests from continuing operations and discontinued operations - Tiptree Financial Partners, L.P.						6,790
Less: net income attributable to non-controlling interests from continuing operations and discontinued operations - Other						(496)
Net income available to common stockholders						$(1,710)

Segment Assets as of December 31, 2014
Segment assets	$767,914	$79,147	$179,822	$2,871	$67,261	$1,097,015
Assets of consolidated CLOs						1,978,094
Assets held for sale						5,129,745
Total assets						$8,204,854

Tiptree Financial Inc.
Non-GAAP Financial Measures
(Unaudited, in thousands)

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
In addition to the results of operations presented in accordance with GAAP, management uses EBITDA and Adjusted EBITDA on a consolidated basis and for each segment, which are non-GAAP financial measures. We believe that consolidated EBITDA and Adjusted EBITDA provide supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparison among companies. We believe segment EBITDA and Adjusted EBITDA provides additional supplemental information to compare results among our segments. Beginning in 2016, the Company’s Adjusted EBITDA will also be used in determining incentive compensation for the Company’s executive officers. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under GAAP; therefore, EBITDA and Adjusted EBITDA should not be considered as an alternative or substitute for GAAP. Our presentation of EBITDA and Adjusted EBITDA may differ from similarly titled non-GAAP financial measures used by other companies. We define EBITDA as GAAP net income of the Company adjusted to add consolidated interest expense, consolidated income taxes and consolidated depreciation and amortization expense as presented in our financial statements and Adjusted EBITDA as EBITDA adjusted to (i) subtract interest expense on asset-specific debt incurred in the ordinary course of its subsidiaries’ business operations, (ii) adjust for the effect of purchase accounting, (iii) add back significant acquisition related costs, (iv) adjust for significant relocation costs and (v) significant one-time expenses.

Reconciliation from the Company’s GAAP net income to
Non-GAAP financial measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)	Year Ended December 31,
	2015	2014
Net income (loss) available to Class A common stockholders	$5,779	$(1,710)
Add: net income attributable to non-controlling interests	3,023	6,294
Less: net income from discontinued operations	22,618	7,937
(Loss) from Continuing Operations of the Company	$(13,816)	$(3,353)
Consolidated interest expense	23,491	12,541
Consolidated income taxes	1,377	4,141
Consolidated depreciation and amortization expense	45,124	11,945
EBITDA for Continuing Operations	$56,176	$25,274
Consolidated non-corporate and non-acquisition related interest expense(1)	(11,861)	(7,265)
Effects of purchase accounting(2)	(24,166)	—
Non-cash changes to contingent liability (3)	(1,300)	—
Significant acquisition expenses(4)	1,859	6,121
Separation expenses(5)	5,209	—
Subtotal Adjusted EBITDA for Continuing Operations of the Company	$25,917	$24,130

Income from Discontinued Operations of the Company(6)	$22,618	$7,937
Consolidated interest expense	5,226	11,475
Consolidated income taxes	3,796	5,525
Consolidated depreciation and amortization expense	862	4,379
EBITDA for Discontinued Operations	$32,502	$29,316
Significant relocation costs(7)	—	5,477
Subtotal Adjusted EBITDA for Discontinued Operations of the Company	$32,502	$34,793

Total Adjusted EBITDA of the Company	$58,419	$58,923

Notes:

(1)
The consolidated non-corporate and non-acquisition related interest expense is subtracted from EBITDA to arrive at Adjusted EBITDA. This includes interest expense associated with asset-specific debt at subsidiaries in the insurance and insurance services, specialty finance, real estate and corporate and other segments. For the year ended December 31, 2015, interest expense for the asset-specific debt was $0.3 million for insurance and insurance services, $3.4 million for specialty finance, $6.8 million for real estate and $1.4 million for corporate and other, totaling $11.9 million. For the year ended December 31, 2014, interest expense for the asset-specific debt was $1.6 million for specialty finance, $4.1 million for real estate, and $1.6 million for corporate and other segments, totaling $7.3 million.

(2)
Tiptree’s purchase of Fortegra resulted in a number of purchase accounting adjustments being made as of the date of acquisition, which included setting deferred cost assets to a fair value of zero, modifying deferred revenue liabilities to their respective fair values, and recording a substantial intangible asset representing the value of the acquired insurance policies and contracts. Following the purchase accounting adjustments, current period expenses associated with deferred costs were more favorably stated by $47.1 million and current period income associated with deferred revenues were less favorably stated by $22.9 million. Thus, the purchase accounting effect related to Fortegra, increased EBITDA in 2015 by $24.2 million above what the historical basis of accounting would have generated. The impact of this purchase accounting adjustments have been reversed to reflect an adjusted EBITDA without such purchase accounting effect.

(3)	Tiptree’s purchase of Reliance also resulted in a purchase accounting adjustment which consists of a $1.3 million fair value adjustment on the contingent consideration for the acquisition.

(4)
For 2015, significant acquisition related costs represents costs in connection with Care’s acquisition of the Royal Portfolio and Greenfield II Portfolio properties included taxes of $504 thousand, legal costs of $644 thousand and $431 thousand of other property acquisition expenses as well as $280 thousand related to the Reliance acquisition. For 2014, significant non-recurring costs for continuing operations included $6.1 million associated with the Fortegra transaction.

(5)
Consists of future payments of $5.2 million to Geoffrey Kauffman, our former Co-Chief Executive Officer, payable in three equal installments in June 2016, January 2017 and January 2018 pursuant to a separation agreement, dated as of November 10, 2015. Does not include a separation payment of $1.3 million paid to Mr. Kauffman in December 2015.

(6)	See Note 4—Dispositions, Asset Held for Sale and Discontinued Operations, in the Form 10-K for the year ended December 31, 2015, for further discussion of discontinued operations.

(7)
Significant relocation costs for discontinued operations included expenses incurred in connection with the move of PFAS’s physical location from New Jersey to Philadelphia for the year ended December 31, 2014.

Segment EBITDA and ADJUSTED EBITDA - Year Ended December 31, 2015 and December 31, 2014 (Unaudited)

($ in thousands)	Segment EBITDA and ADJUSTED EBITDA - Years Ended December 31, 2015 and December 31, 2014
	Insurance and insurance services		Specialty finance		Real estate		Asset management		Corporate and other		Totals
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,		Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Pre tax income/(loss)	$29,778	(3,171)	$6,265	$(1,962)	$(9,535)	$3,171	$5,395	$6,157	$(44,342)	$(3,407)	$(12,439)	$788
Add back:
Interest expense	6,135	637	3,558	1,530	6,796	4,111	—	—	7,002	6,263	23,491	12,541
Depreciation and amortization expenses	29,673	4,265	760	499	14,546	7,181	—	—	145	—	45,124	11,945
Segment EBITDA	$65,586	$1,731	$10,583	$67	$11,807	$14,463	$5,395	$6,157	$(37,195)	$2,856	$56,176	$25,274

EBITDA adjustments:
Asset-specific debt interest	(306)	(29)	(3,388)	(1,530)	(6,796)	(4,111)	—	—	(1,371)	(1,595)	(11,861)	(7,265)
Effects of purchase accounting	(24,166)	—	—	—	—	—	—	—	—	—	(24,166)	—
Non-cash changes to Contingent Liability	—	—	(1,300)	—	—	—	—	—	—	—	(1,300)	—
Significant acquisition expenses	—	6,121	—	—	1,579	—	—	—	280	—	1,859	6,121
Separation expenses	—	—	—	—	—	—	—	—	5,209	—	5,209	—
Segment Adjusted EBITDA	$41,114	7,823	$5,895	$(1,463)	$6,590	$10,352	$5,395	$6,157	$(33,077)	$1,261	$25,917	$24,130

Non-GAAP Financial Measures - Fortegra pro forma

Fortegra presents pro forma Total revenues and pro forma Net revenues which are Non-GAAP financial measures to provide investors with additional information to analyze its performance from period to period.  Management also uses these measures to assess performance and to allocate resources in managing its businesses.  However, investors should not consider these Non-GAAP financial measures as a substitute for the financial information that Fortegra reports in accordance with U.S. GAAP.  These Non-GAAP financial measures reflect subjective determinations by Fortegra management, and may differ from similarly titled Non-GAAP financial measures presented by other companies. See the below table for a reconciliation from GAAP Total revenues to Net revenues.

(Unaudited)	Year Ended December 31,
($ in thousands)	2015			2014 (1) (2)
	Actual	Adjustments	Pro Forma
Revenues:
Total revenues (3)	327,704	22,928	350,632	354,630
Less:
Commission expense (4)	105,751	45,166	150,917	159,048
Member benefit claims	29,744	—	29,744	39,465
Net losses and loss adjustment expenses	56,568	—	56,568	41,355
Net revenues	135,641	(22,238)	113,403	114,762
Expenses:
Total operating expenses (5) (6)	105,863	(17,392)	88,471	95,816
Pre-tax income	29,778	(4,846)	24,932	18,946

Add back
Interest Expense	6,135	—	6,135	4,014
Depreciation and amortization expenses	29,673	(19,320)	10,353	10,345
EBITDA	65,586	(24,166)	41,420	33,305

Transaction costs (7)			—	1,642
Legal expenses			—	500
Stock based compensation expense (8)			—	2,161
Loss on note receivable			—	1,317
Asset-specific debt interest			(306)	—
Adjusted EBITDA			41,114	38,925

(1) Tiptree Financial acquired Fortegra Financial Corporation (“Fortegra”) on December 4, 2014. Only the revenues earned and expenses incurred by Fortegra, as adjusted for purchase price accounting, have been incorporated in Tiptree Financial’s consolidated statements of operations for the year ended December 31, 2014. See Tiptree's Form 8-K/A filed February 17, 2015 and the 2014 Form 10-K for a description of purchase price accounting adjustments.
(2) For informational purposes, Fortegra’s unaudited statements for continuing operations for the year ended December 31, 2014. The 2014 pro-forma results represent twelve months of revenue and expenses unadjusted for purchase price accounting adjustments.
(3) Represents service fee and ceding commission revenues that would have been recognized had purchase accounting effects not been recorded.  Deferred service fee and ceding commission liabilities at the acquisition date were reduced to reflect the purchase accounting fair value.
(4) Represents additional commissions expense that would have been recorded without purchase accounting; the values of deferred commission assets were eliminated in purchase accounting.
(5) Represents the removal of net additional depreciation and amortization expense that would not have been recorded without purchase accounting; fixed assets and amortizing intangible assets were adjusted in purchase accounting based on fair value analyses.
(6) Represents additional premium tax and other acquisition expenses that would have been recorded without purchase accounting; values of deferred acquisition costs were eliminated in purchase accounting.
(7) Represents transaction costs associated with completed and/or potential acquisition, including seller's costs associated with the Tiptree acquisition.
(8) The year ended December 31, 2014 includes an additional $1.0 million of stock-based compensation expense due to the acceleration of vesting for certain restricted stock awards containing change in control provisions associated with the Tiptree acquisition.

Non-GAAP Financial Measures - Net revenues
For insurance and insurance services, Net revenues, which is a non-GAAP financial measure, is shown as total revenue less commissions paid to brokers, member benefit claims and net loss and loss adjustment expenses. We use Net revenues as another means of understanding product contributions to our results. Year over year comparisons of total revenues are often impacted by clients’ choice as to whether to retain risk.

Reconciliation from GAAP Total revenue to
Non-GAAP financial measure - Net revenues
(Unaudited)

($ in thousands)	Year Ended December 31, 2015
	Credit Protection	Warranty	Specialty Products	Services and Other (1)	Fortegra Total
Total revenue	206,555	95,515	20,353	5,281	327,704
Income Adjustments:
Net losses and member benefit claims	27,199	46,373	12,581	159	86,312
Commissions	114,645	15,909	2,233	(27,036)	105,751
Net revenues	$64,711	$33,233	$5,539	$32,158	$135,641

(1) Services and Other include Consecta, Financial Services, Insurance Services, ImageWorks, VOBA and Other

Non-GAAP Financial Measures - CLO Net Income
The Company deconsolidated the results of Telos 1, Telos 2, Telos 3 and Telos 4 for the period that we did not own the subordinated notes for the year ended December 31, 2015 but not for the prior year period. The table below shows the results attributable to the CLOs both on a consolidated basis and an unconsolidated basis, which is a non-GAAP measure, for the year ended December 31, 2015, which management believes is helpful for year-over-year comparative purposes.

($ in thousands)	Net Income attributable to CLOs managed by the Company
	Year ended December 31,
	2015			2014
	Consolidated	Other(1)	Total
Management fees paid by the CLOs to the Company	$4,131	$6,383	$10,514	$11,770
Distributions from the subordinated notes held by the Company	14,460	216	$14,676	15,720
Realized and unrealized (losses) gains on subordinated notes held by the Company	(25,480)	(430)	$(25,910)	(7,965)
Net (loss) income attributable to the CLOs	$(6,889)	$6,169	$(720)	$19,525

Notes:
(1) Represents amounts from Telos 1, Telos 2, Telos 3 and Telos 4, which have been deconsolidated for the period that we did not own the subordinated notes. See Note 16—Assets and Liabilities of Consolidated CLOs, in the Form 10-K for the year ended December 31, 2015, regarding the deconsolidation of certain of our CLOs.

Tiptree Financial Inc. and the Company
Book Value Per Share
(Unaudited, in thousands, except per share amounts)

Tiptree Financial’s book value per share was $8.96 as of December 31, 2015 compared with $8.94 as of December 31, 2014. Total stockholders’ equity for the Company was $369.7 million as of December 31, 2015, which comprised total stockholders’ equity of $397.7 million adjusted for $15.6 million attributable to non-controlling interest at subsidiaries that are not wholly owned by the Company, such as Siena, Luxury and Care, and net assets of $12.5 million wholly owned by Tiptree Financial Inc. Total stockholders’ equity for the Company was $381.3 million as of December 31, 2014, which comprised total stockholders’ equity of $401.6 million adjusted for $27.0 million attributable to non-controlling interest at subsidiaries that are not wholly owned by the Company and net liabilities of $6.7 million wholly owned by Tiptree Financial Inc. Additionally, the Company’s book value per share is based upon Class A common shares outstanding, plus Class A common stock issuable upon exchange of partnership units of TFP. The total shares as of December 31, 2015 and December 31, 2014 were 42.9 million and 41.6 million, respectively.

Tiptree Financial’s Class A book value per common share and the Company’s book value per share are presented below.

Book value per share - Tiptree Financial
(in thousands, except per share data)	December 31, 2015	December 31, 2014
Total stockholders’ equity of Tiptree Financial	$312,840	$284,462
Class A common stock outstanding	34,900	31,830
Class A book value per common share(1)	$8.96	$8.94

Book value per share - the Company
Total stockholders’ equity	397,694	$401,621
Less non-controlling interest at subsidiaries that are not wholly owned	$15,576	$27,015
Less tax receivable or tax liability wholly owned by Tiptree Financial	$12,456	$(6,694)
Total stockholders’ equity	$369,662	$381,300

Class A common stock outstanding	34,900	31,830
Class A common stock issuable upon exchange of partnership units of TFP	8,049	9,770
Total shares	42,949	41,600

Company book value per share	$8.61	$9.17

Notes:
(1) See Note 25—Earnings per Share, in the Form 10-K for the year ended December 31, 2015, for further discussion of potential dilution from warrants.